CVR Energy Names Edward Morgan as New CFO
SUGAR LAND, Texas (April 17, 2009) – CVR Energy, Inc. (NYSE: CVI) announced today that Ed Morgan will become its chief financial officer during the week beginning May 11, 2009.
Morgan, who had been CFO at Brentwood, Tenn.-based Delek U.S. Holdings, Inc. (Delek), replaces Tim Rens, who announced his resignation as CFO earlier this year.
“Ed Morgan fits well within the CVR Energy management team,” said Jack Lipinski, chief executive officer. “Besides Ed’s personal reputation as an energetic business leader and consummate financial professional, he brings a strong background in our industry, having helped his previous employer expand its refining, wholesale and retail businesses.”
Morgan has spent the past seven years at Delek, having been the chief financial officer for its operating segments for the past five years. He was named vice president of Delek in February 2005 and chief financial officer of Delek in April 2006 in connection with Delek’s initial public offering, which became effective in May 2006. At Delek, Morgan led a diverse organization, where he was responsible for all finance, accounting and information technology matters within Delek’s operations.
Prior to Delek, Morgan was director of treasury operations with American Homepatient Inc. From 1993 to 1997, Morgan worked for Deloitte & Touche on various industrial and service company client engagements.
Morgan holds a bachelor’s degree in accounting from Mississippi State University and a master’s degree in accounting from the University of Tennessee. Morgan will be located at CVR Energy’s headquarters in Sugar Land, Texas.
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About CVR Energy, Inc.
Headquartered in Sugar Land, Texas, CVR Energy, Inc.’s subsidiary and affiliated businesses include an independent refiner that operates a 115,000 barrel per day refinery in Coffeyville, Kan., and markets high-value transportation fuels supplied to customers through tanker trucks and pipeline terminals; a crude oil gathering system serving central Kansas, northern Oklahoma and southwest Nebraska; an asphalt and refined fuels storage and terminal business in Phillipsburg, Kan.; and through a limited partnership, an ammonia and urea ammonium nitrate fertilizer business located in Coffeyville, Kan.

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